As filed with the Securities and Exchange Commission on May 23, 2000

                            REGISTRATION NUMBER 333-
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                            KOS PHARMACEUTICALS, INC.
                            -------------------------
             (Exact name of registrant as specified in its charter)

            FLORIDA                                 65-0670898
            -------                                 ----------
   (State of Incorporation)            (I.R.S. Employer Identification No.)

                                                        DANIEL M. BELL
1001 BRICKELL BAY DRIVE, 25TH FLOOR          1001 BRICKELL BAY DRIVE, 25TH FLOOR
       MIAMI, FLORIDA 33131                         MIAMI, FLORIDA 33131
          (305) 577-3464                               (305) 577-3464
          --------------                               --------------
(Address, including zip code, and        (Name, address, including zip code, and
   telephone number, including                  telephone number, including
area code, of registrant's principal          area code, of agent for service)
         executive offices)

                                    COPY TO:
                              STEVEN SONBERG, ESQ.
                              HOLLAND & KNIGHT LLP
                         701 BRICKELL AVENUE, SUITE 3000
                              MIAMI, FLORIDA 33131
                                 (305) 374-8500

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

         As soon as practicable after the effective date of the Registration Statement and from time to time thereafter.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend as interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

----------------------------------------------- --------------------- -------------------- --------------------- ------------------
                                                                       PROPOSED MAXIMUM      PROPOSED MAXIMUM
             TITLE OF EACH CLASS                    AMOUNT TO BE        OFFERING PRICE      AGGREGATE OFFERING        AMOUNT OF
        OF SECURITIES TO BE REGISTERED               REGISTERED          PER SHARE(1)             PRICE           REGISTRATION FEE
----------------------------------------------- --------------------- -------------------- --------------------- ------------------
Common Stock, $.01 par value................           75,000               $15.125             $1,134,375              $300
----------------------------------------------- --------------------- -------------------- --------------------- ------------------

(1) Estimated solely for the purpose of calculating the registration fee based upon the average of the high and low prices reported on the Nasdaq National Market on May 22, 2000.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
--------------------------------------------------------------------------------

                    SUBJECT TO COMPLETION, DATED MAY 23, 2000

                                   PROSPECTUS

                                  75,000 SHARES
                            KOS PHARMACEUTICALS, INC.
                                  COMMON STOCK

         This Prospectus relates to the proposed sale from time to time of up to an aggregate of 75,000 shares of common stock of Kos Pharmaceuticals, Inc., a Florida corporation, by the selling shareholders.

         The selling shareholders may sell all or any portion of their shares of common stock in one or more transactions on the Nasdaq National Market or in private, negotiated transactions. The selling shareholders will determine the prices at which they sell their shares. We will not receive any of the proceeds from the sale of the shares by the selling shareholders, but we will pay all registration expenses. The selling shareholders will pay all selling expenses, including all underwriting discounts and selling commissions.

         On April 28, 2000, Kos Pharmaceuticals, Inc. had 18,401,814 shares of its common stock outstanding. The common stock is listed on the Nasdaq National Market under the symbol KOSP. On May 22, 2000, the last reported sale price of the common stock on the Nasdaq National Market was $15.0625 per share.

SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS
THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

         We may amend or supplement this Prospectus from time to time by filing amendments or supplements as required. You should read this entire Prospectus and any amendments or supplements carefully before you make your investment decision.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

                  THE DATE OF THIS PROSPECTUS IS MAY __, 2000.

                                TABLE OF CONTENTS
                                                                          PAGE

WHERE YOU CAN FIND MORE INFORMATION.........................................3
THE COMPANY.................................................................4
RISK FACTORS................................................................7
USE OF PROCEEDS............................................................18
SELLING SHAREHOLDERS.......................................................19
PLAN OF DISTRIBUTION.......................................................19
LEGAL MATTERS..............................................................20
EXPERTS....................................................................20

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

         (1)      Annual Report on Form 10-K for the year ended December 31,
                  1999.
         (2)      Quarterly Report on Form 10-Q for the quarter ended March 31,
                  2000.
         (3) The description of our common stock included under the heading "Description of Securities" in the Kos Registration Statement on Form S-1 filed with the Securities and Exchange Commission on December 17, 1996 (File No. 333-17991), as amended.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                  Kos Pharmaceuticals, Inc.
                  1001 Brickell Bay Drive, 25th Floor
                  Miami, Florida 33131
                  (305) 577-3464
                  Attention: Secretary

         You should rely only on information incorporated by reference or provided in this Prospectus and any prospectus supplement. We have not authorized anyone else to provide you with different information.

         As used in this Prospectus, unless the context requires otherwise, "we" or "Kos" or the "Company" means Kos Pharmaceuticals, Inc. and its consolidated subsidiaries. Italicized terms in this Prospectus indicate trademarks or other protected intellectual property which we own or license.

                                   THE COMPANY

         Kos Pharmaceuticals, Inc. is a fully-integrated specialty pharmaceutical company engaged in the development of proprietary prescription products for the treatment of chronic cardiovascular and respiratory diseases. We manufacture our lead product, NIASPAN(R), and market such product directly through our own specialty sales force. Additionally, we market two complementary anti-hypertensive products, MAVIK(R) and TARKA(R), through a co-promotion alliance with Knoll Pharmaceutical Company. Our cardiovascular products under development consist of controlled-release, once-a-day, oral dosage formulations. Our respiratory products under development consist of aerosolized inhalation formulations to be used primarily with our proprietary inhalation devices.

         We believe that substantial market opportunities exist for developing drugs that are reformulations of existing approved prescription pharmaceutical products, but which offer certain safety advantages (such as reduced harmful side effects) or patient compliance advantages (such as once-a-day rather than multiple daily dosing regimens) over such currently existing products. We believe that developing proprietary products based on currently approved drugs, rather than new chemical entities, may reduce regulatory and development risks and, in addition, may facilitate the marketing of such products because physicians are generally familiar with the safety and efficacy of such products. All of our products currently under development require new drug application ("NDA") filings with the U.S. Food and Drug Administration ("FDA"). Although such NDA filings are more expensive and time consuming, developing products that require NDA approval offers several advantages compared with generic products, including the potential for higher gross margins, limited competition resulting from significant clinical and formulation development challenges, and a three-year statutory barrier to generic competition.

         The principal elements of our business strategy are as follows: (i) select products with unrealized commercial potential where safety or patient compliance may be improved; (ii) focus on the large, rapidly growing cardiovascular and respiratory markets, which include many chronic diseases requiring long-term therapy; (iii) develop proprietary formulations of currently approved pharmaceutical compounds; (iv) manage internally the clinical development of our products; (v) manufacture our products internally; (vi) market our products directly through our specialty sales force; and (vii) leverage our core competencies through corporate and academic alliances.

         On July 28, 1997, we received clearance from the FDA to market NIASPAN for the treatment of mixed lipid disorders. NIASPAN is the only once-a-day and the first extended-release formulation of any type of niacin product ever approved by the FDA for the treatment of mixed lipid disorders. NIASPAN is indicated for the following: (i) reduce elevated total cholesterol, low-density lipoprotein ("LDL") cholesterol, and apolipoprotein B, and increase low high density lipoprotein ("HDL") cholesterol; (ii) reduce very high serum triglycerides; (iii) reduce elevated total and

LDL cholesterol when used in combination with a bile-acid binding resin; (iv) reduce recurrent nonfatal myocardial infarction; and (v) promote the regression or slow the progression of atherosclerosis when combined with bile-binding resins. In addition, NIASPAN'S prescribing information references NIASPAN'S ability to significantly reduce lipoprotein (a), known as "Lp(a)", which is an independent risk factor for coronary heart disease.

         In addition to NIASPAN, we currently market two anti-hypertensive drugs, Mavik and Tarka, through a co-promotion arrangement with Knoll Pharmaceutical Company, the U.S. pharmaceutical unit of BASF Corporation. The product complements NIASPAN because of the high degree of physician overlap that exists for prescribers of cholesterol and anti-hypertensive medications. In this manner, we are able to leverage our sales force to generate incremental revenue from two additional products without compromising the growth of NIASPAN.

         We are also currently developing several other products in the solid dose and aerosolized inhalation areas. Our next product NICOSTATIN, a product that consists of a combination of NIASPAN and a currently marketed statin will be used to treat mixed lipid disorders. The NICOSTATIN product will require an NDA. We believe that a once-a-night tablet with the combined complementary properties of its NIASPAN product and a statin represents an effective modality for treating patients with mixed lipid disorders. We intend to file the NDA for NICOSTATIN during the second half of 2000.

         Leveraging our unique expertise in the area of pressurized metered-dose inhalation ("MDI") devices, we completed formulation development of two inhaled steroids to be used with our proprietary inhalation devices for the treatment of asthma. We intend to complete the development of both products, which require an NDA through strategic alliances with development partners. We also began a protein/peptide formulation development program during 1999. The program consists of formulating several unnamed proteins and delivering such compounds within our proprietary, innovative MDI's. We expect to generate IN VITRO and IN VIVO pre-clinical data demonstrating the performance and efficacy of delivering such proteins via the lung through our MDI's. Another of our proprietary MDI devices, a breath actuated inhaler, operates automatically and is being developed principally to address the difficulties often faced by children and the elderly in taking inhaled medication. We are also developing a proprietary inhalation dose counter designed to indicate when sufficient doses no longer remain in the aerosol canister, thereby alerting the patient to obtain a refill prescription. At present, we intend to use the inhalation dose counter on all of our proprietary inhalation devices.

         As of February 11, 2000, we had 425 full-time employees. Our predecessor, Kos Holdings, Inc. ("Holdings"), which was previously named Kos Pharmaceuticals, Inc., was incorporated in Florida on July 1, 1988. Our wholly owned subsidiaries include, Aeropharm Technology, Inc., IEP Pharmaceutical Devices, Inc., and the business and operations of Holdings until June 30, 1996. Our principal executive offices are located at 1001 Brickell Bay Drive, 25th Floor, Miami, Florida 33131, and our telephone number is (305) 577-3464.

                                  RISK FACTORS

         In addition to the other information in this Prospectus or incorporated herein by reference, the following risk factors should be considered carefully in evaluating Kos and its business before purchasing the shares offered in this Prospectus.

OUR NEAR-TERM SUCCESS DEPENDS ON OUR ABILITY TO INCREASE SALES OF OUR NIASPAN PRODUCT.

         Our success currently depends primarily upon our ability to successfully market and sell increasing quantities of the NIASPAN product. Our ability to successfully sell increasing quantities of the NIASPAN product will depend significantly on the increasing acceptance of the NIASPAN product by physicians and their patients. We believe that intolerable flushing and potential liver toxicity associated with currently available formulations of niacin are the principal reasons why physicians generally have been reluctant to prescribe or recommend such currently available formulations. Flushing episodes are often characterized by facial redness, tingling or rash. Although most patients taking the NIASPAN product will sometimes flush, the formulation and dosing regimen for NIASPAN have been designed to maximize patient acceptance and minimize the occurrence of flushing. There can be no assurance, however, that patients using the NIASPAN product will not suffer episodes of flushing that they consider intolerable. The failure of physicians to prescribe the NIASPAN product or the failure of patients to continue taking NIASPAN due to intolerable flushing or to other side effects would have a material adverse effect on us.

         Unanticipated side effects or unfavorable publicity concerning the NIASPAN product or any other product incorporating technology similar to that used in the NIASPAN product also could have an adverse effect on our ability to obtain regulatory approvals, to achieve acceptance by prescribing physicians, managed care providers, or patients; any of which would have a material adverse effect on us.

WE HAVE A HISTORY OF OPERATING LOSSES AND AN UNCERTAINTY AS TO FUTURE PROFITABILITY.

         To date, we have dedicated most of our financial resources to the development and commercialization of the NIASPAN product, the development of other products, and general and administrative expenses. We expect to incur significant operating losses for at least the next twelve months, due primarily to continued manufacturing and marketing, sales and administrative expenses associated with the commercial launch of the NIASPAN product and for investments in our research and development programs. No assurance can be given that additional significant losses will not continue thereafter. Our ability to achieve and maintain profitability will depend, among other things, on the commercial success of the NIASPAN product; our ability to successfully exploit our manufacturing and sales and marketing capabilities; to complete the development of, and obtain regulatory approvals for, and achieve market acceptance for our products under development; and on our ability to maintain sufficient funds to finance our activities. As of March 31, 2000, our accumulated deficit was $250.9 million. In connection with the transfer of operations from Holdings to us on June 30, 1996, net operating loss carryforwards amounting to approximately $51.0 million and related tax benefits remained with Holdings and were not transferred to us. Consequently, we may utilize net operating loss carryforwards sustained subsequent to June 30, 1996, amounting to approximately $200 million as of March 31, 2000, to offset future taxable net income, if any. There can be no assurance, however, that we will be able to achieve profitability to utilize such carryforwards or that profitability, if any, can be sustained.

WE MAY NEED TO RAISE ADDITIONAL CAPITAL.

         We have experienced negative cash flows from operations since our inception. We have spent and will continue to be required to spend substantial funds to continue research and development, including clinical trials of our products under development, and to commercialize the NIASPAN product and our products under development if regulatory approvals are obtained for such products under development. We believe that we have sufficient resources, including funds available to us under certain funding arrangements, to fund our operations until we achieve positive cash flows. We, however, may need or elect to raise additional capital prior to such date. Our capital requirements will depend on many factors, primarily relating to the near-term commercial success of NIASPAN; our ability to meet the conditions necessary to obtain funding under our lines of credit; the problems, delays, expenses and complications frequently encountered by companies at this stage of development; the progress of our research, development, and clinical trial programs; the costs and timing of seeking regulatory approvals of our products under development; our ability to obtain such regulatory approvals; costs in filing, prosecuting, defending, and enforcing patent claims and other intellectual property rights; the extent and terms of any collaborative research, manufacturing, marketing, or other arrangements; and changes in economic, regulatory, or competitive conditions or our planned business. Estimates about the adequacy of funding for our activities are based on certain assumptions, including assumptions regarding the marketing and sales success of the NIASPAN product, and that testing and regulatory procedures relating to the our products under development can be conducted at projected costs and within projected time frames. There can be no assurances that any of these assumptions will prove to be accurate.

         To satisfy our capital requirements, we may seek to raise funds in the public or private capital markets. Our ability to raise additional funds in the public markets may be adversely affected if our sales of the NIASPAN product do not increase rapidly, if the results of our clinical trials for our products under development are not favorable, or if regulatory approval for any of our products under development is not obtained. We may seek additional funding through corporate collaborations and other financing vehicles. There can be no assurance that any such funding will be available to us, or if available, that it will be available on acceptable terms. If adequate funds are not available, we may be required to curtail significantly one or more of our research or development programs or we may be required to obtain funds through arrangements with future collaborative partners or others that may require us to relinquish rights to the NIASPAN product or to some or all of our technologies or products under development or take significant cost-reducing actions or both. If we are successful in obtaining additional financing, the terms of the financing may have the effect of diluting or adversely affecting the holdings or the rights of the holders of Common Stock.

OUR CURRENT MARKETING RESOURCES ARE LIMITED.

         Although we market the NIASPAN product and the MAVIK and TARKA products and we intend to market other products under development through our own specialty sales force, our current marketing resources are limited. Substantial resources will continue to be required for us to promote the sale of the NIASPAN, MAVIK and TARKA products and our products under development. There can be no assurance that we will be able to devote resources to the NIASPAN, MAVIK and TARKA products or to our other products under development sufficient to achieve increasing market acceptance. Our failure to expend the resources to adequately promote the NIASPAN, MAVIK and TARKA products or our products under development would have a material adverse effect on us.

         Moreover, we have fewer sales persons than many of our competitors and there can be no assurance that our sales force will be able to detail successfully physicians who prescribe lipid-altering medications. There can be no assurance that we will be able to retain our current sales representatives, that any additional representatives hired by us will be immediately effective in promoting the sale of the NIASPAN, MAVIK and TARKA products, or that our sales representatives will be able to generate significantly increased sales of the Niaspan, MAVIK and TARKA products. The failure of our sales representatives to generate increased sales of the NIASPAN product would have a material adverse effect on our operating results.

WE ARE CONTROLLED BY AN EXISTING SHAREHOLDER.

         Michael Jaharis, the Chairman of our Board of Directors and one of Kos' founders, owns, directly or indirectly, approximately 51.5% of the Common Stock outstanding as of December 31, 1999. Accordingly, this shareholder can control the outcome of certain shareholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in our Articles of Incorporation, and the approval of mergers and other significant corporate transactions. This level of concentrated ownership by one person may have the effect of delaying or preventing a change in the management or voting control of Kos. In addition, a line of credit totaling $50,000,000 between Kos and Mr. Jaharis gives Mr. Jaharis the right to convert (at $4.91 per share) amounts owed to Mr. Jaharis by Kos under such line of credit into shares of our Common Stock and another line of credit gives Mr. Jaharis the right to exercise warrants to purchase 6 million shares of our Common Stock at $5.00 per share. If this conversion option or warrant exercise were to occur, Mr. Jaharis would own a significantly greater percentage of our outstanding Common Stock thus resulting in substantial dilution to existing shareholders.

WE FACE COMPETITION FROM OTHER MANUFACTURERS THAT DIRECTLY COMPETE WITH OUR PRODUCTS.

         Many products are commercially available for the treatment of elevated LDL cholesterol, and the manufacturers of such products, individually and collectively, have significantly greater financial resources and sales and manufacturing capabilities than us, including a combined field sales force exceeding 12,000 representatives compared with our approximately 200-person field sales force. We estimate that our existing NIASPAN prescriptions account for less than 1.5% of the total prescriptions currently being written in the United States for cholesterol-lowering pharmaceutical compounds. There can be no assurance that NIASPAN or any other product developed by us will be able to compete successfully with any of those products or that we will be able to overcome such competition and achieve increasing sales of the NIASPAN product. Moreover, the active ingredient in NIASPAN, niacin, is available in several other formulations, most of which do not require a prescription. Although we believe that there are no other currently available niacin formulations that have been approved by the FDA specifically for once-a-day dosing, there can be no assurance that physicians will not prescribe or recommend some of these unapproved niacin formulations, using the NIASPAN product's dosing regimen, to try to achieve the same results as NIASPAN. Substitution of other niacin formulations for the NIASPAN product could have a material adverse effect on us. Moreover, manufacturers of other niacin formulations could promote their products using the NIASPAN product's dosing regimen and could promote the sale of their products to treat the indications for which we have received clearance to market NIASPAN. Although such promotion would be a violation of FDA regulations, the occurrence of such practices would have a material adverse effect on us. Moreover, many established pharmaceutical and biotechnology companies, universities, and other research institutions with resources significantly greater than ours may develop products that directly compete with our products. Even if our products under development prove to be more effective than those developed by other entities, such other entities may be more successful in marketing their products than us because of greater financial resources, stronger sales and marketing efforts, and other factors. These entities may succeed in developing products that are safer, more effective or less costly than the products developed by us. There can be no assurance that any products developed by us will be able to compete successfully with any of those products.

WE CAN NOT GUARANTEE THAT THE COST OF OUR PRODUCTS WILL BE REIMBURSED BY THIRD-PARTY PAYORS.

         Our ability to commercialize successfully our products under development is dependent in part on the extent to which appropriate levels of reimbursement for the NIASPAN product or for the other products we sell are obtained from government authorities, private health insurers, and managed care organizations such as health maintenance organizations ("HMOs"). Managed care organizations and other third-party payors are increasingly challenging the pricing of pharmaceutical products. The trend toward managed healthcare in the United States, the growth of organizations such as HMOs, and legislative proposals to reform healthcare and government insurance programs could significantly influence the purchase of pharmaceutical products, resulting in lower prices and reduced demand for NIASPAN or our products under development. Such cost containment measures and potential legislative reform could affect our ability to sell NIASPAN or our products under development and may have a material adverse effect on us. Significant uncertainty exists about the reimbursement status of newly approved pharmaceutical products. Although we have obtained approvals for reimbursement for the cost of NIASPAN from many third-party payers, there can be no assurance that we will be able to maintain such approvals. There can be no assurance that reimbursement in the United States or foreign countries will be available for NIASPAN or any of our products under development, that any reimbursement granted will be maintained, or that limits on reimbursement available from third-party payors will not reduce the demand for, or negatively affect the price of, NIASPAN or our products under development. The unavailability or inadequacy of third-party reimbursement for NIASPAN or our products under development would have a material adverse effect on us.

THE DEPARTURE OF KEY PERSONNEL COULD HAVE A DETRIMENTAL EFFECT ON US.

         Our success is dependent on our ability to attract and retain highly qualified scientific, management and sales personnel. We face intense competition for personnel from other companies, academic institutions, government entities, and other organizations. There can be no assurance that we will be successful in attracting and retaining key personnel. The loss of key personnel, or the inability to attract and retain the additional, highly-skilled employees required for the expansion of our activities, could adversely affect our operating results.

MOST OF OUR PRODUCTS ARE STILL UNDER DEVELOPMENT.

         Although we have obtained clearance from the FDA to market the NIASPAN product, there can be no assurance that we will be able to successfully formulate any of our other products as planned, or that we will be successful in demonstrating the safety and efficacy of such products in human clinical trials. These trials may be costly and time-consuming. The administration of any product we develop may produce undesirable side effects that could result in the interruption, delay or suspension of clinical trials, or the failure to obtain FDA or other regulatory approval for any or all targeted indications. Even if regulatory approval is secured, our products under development may later produce adverse effects that limit or prevent their widespread use or that necessitate their withdrawal from the market. We may discontinue the development of any of our products under development at any time.

WE CAN NOT ENSURE THE VALIDITY OR PROTECTION OF OUR INTELLECTUAL PROPERTY RIGHTS OR PATENT RIGHTS.

         Our ability to commercialize any of our products under development will depend, in part, on our or our licensors' ability to obtain patents, enforce those patents, preserve trade secrets, and operate without infringing on the proprietary rights of third parties. In addition, the patents for which we have applied relating to NIASPAN and certain other of our products under development are based on, among other things, the timed administration of NIASPAN. If the indications treated by NIASPAN and such other products under development could be treated using drugs without such timed administration, our patents, if issued, would not prevent the use of such drugs for the treatment of such indications, which would have a material adverse effect on us. There can be no assurance that the patent applications licensed to or owned by us will result in issued patents, that patent protection will be secured for any particular technology, that any patents that have been or may be issued to us or our licensors will be valid or enforceable or that any patents will provide meaningful protection to us.

         In general, the U.S. patents and patent applications owned by or licensed to us are method-of-use patents that cover the timed use of certain compounds to treat specified conditions. Composition-of-matter protection is not available for the active ingredient in NIASPAN. The active ingredient in NIASPAN, niacin, is currently sold in the United States and other markets for lipid altering and for other uses. Even in jurisdictions where the use of the active ingredient in NIASPAN for lipid altering and other indications may be covered by the claims of a use patent licensed to us, off-label sales might occur, especially if another company markets the active ingredient at a price that is less than the price of NIASPAN, thereby potentially reducing the sales of NIASPAN.

         We have patent applications pending in the U.S. Patent and Trademark Office ("PTO") with claims covering NIASPAN's method-of-use consistent with its recommended once-a-day dosing regimen. We have been notified by the PTO that certain of these claims have been allowed, but none of the claims have yet been issued as a patent. We have paid the issue fees for those claims that have been allowed and now are waiting to receive from the PTO the assigned patent numbers and dates on which the patents for those allowed claims will issue. The patent examiner has also indicated that it may submit certain claims to the PTO's Board of

Interference to determine whether it should declare an interference between such Kos application and a method-of-use patent issued to a privately owned generic manufacturer allegedly claiming the same dosing regimen invention. On February 7, 1997, we entered into a cross-licensing agreement (the "License Agreement") with such generic manufacturer pursuant to which we have agreed to resolve, as between ourselves, the effects of such potential interference by granting licenses under our respective patent application and patent.

         We are aware that certain European and U.S. patents have been issued with claims covering products that contain certain non-CFC propellant-driven aerosol formulations. The European patents are currently subject to an opposition proceeding in Europe, and certain claims in such patents have been held invalid in the United Kingdom. Certain or all of our aerosol products under development may use a formulation covered by such European or U.S. patents. In such event, we would be prevented from making, using or selling such products unless we obtain a license under such patents, which license may not be available on commercially reasonable terms, or at all, or unless such patents are determined to be invalid or unenforceable in Europe or the United States, respectively. Our development of products that are covered by such patents and our failure to obtain licenses under such patents in the event such patents are determined to be valid and enforceable could have an adverse effect on our business.

         The patent positions of pharmaceutical and biotechnology companies are highly uncertain and involve complex legal and factual questions. There can be no assurance that the patents owned and licensed by us, or any future patents, will prevent other companies from developing similar or therapeutically equivalent products or that others will not be issued patents that may prevent the sale of our products or require licensing and the payment of significant fees or royalties by us. Furthermore, there can be no assurance that any of our future products or methods will be patentable, that such products or methods will not infringe upon the patents of third parties, or that our patents or future patents will give us an exclusive position in the subject matter claimed by those patents. We may be unable to avoid infringement of third party patents and may have to obtain a license, defend an infringement action, or challenge the validity of the patents in court. There can be no assurance that a license will be available to us, if at all, on terms and conditions acceptable to us, or that we will prevail in any patent litigation. Patent litigation is costly and time consuming, and there can be no assurance that we will have or will devote sufficient resources to pursue such litigation. If we do not obtain a license under such patents, if we are found liable for infringement or if we are not able to have such patents declared invalid, we may be liable for significant money damages, may encounter significant delays in bringing products to market, or may be precluded from participating in the manufacture, use, or sale of products or methods of treatment requiring such licenses.

         We also rely on trade secrets and other unpatented proprietary information in our product development activities. To the extent that we rely on trade secrets and unpatented know-how to maintain our competitive technological position, there can be no assurance that others may not independently develop the same or similar technologies. We seek to protect trade secrets and proprietary knowledge in part through confidentiality agreements with our employees, consultants, advisors and collaborators. Nevertheless, these agreements may not effectively prevent disclosure of our confidential information and may not provide us with an adequate remedy in the event of unauthorized disclosure of such information. If our employees, scientific consultants or collaborators develop inventions or processes independently that may be applicable to our products under development, disputes may arise about ownership of proprietary rights to those inventions and processes. Such inventions and processes will not necessarily become our property, but may remain the property of those persons or their employers. Protracted and costly litigation could be necessary to enforce and determine the scope of our proprietary rights. Failure to obtain or maintain patent and trade secret protection, for any reason, would have a material adverse effect on us.

         We engage in collaborations, sponsored research agreements, and other arrangements with academic researchers and institutions that have received and may receive funding from U.S. government agencies. As a result of these arrangements, the U.S. government or certain third parties may have rights in certain inventions developed during the course of the performance of such collaborations and agreements as required by law or such agreements. Several legislative bills affecting patent rights have been introduced in the United States Congress. These bills address various aspects of patent law, including publication, patent term, re-examination subject matter and enforceability. It is not certain whether any of these bills will be enacted into law or what form such new laws may take. Accordingly, the effect of such potential legislative changes on our intellectual property estate is uncertain.

OUR BUSINESS IS SUBJECT TO EXTENSIVE GOVERNMENT REGULATION.

         Our research and development activities, preclinical studies, clinical trials, and the manufacturing and marketing of our products are currently subject to extensive regulation by the FDA and may in the future be subject to foreign regulations. The drug approval process takes many years and requires the expenditure of substantial resources. Data obtained from preclinical and clinical activities are susceptible to varying interpretations that could delay, limit, or prevent regulatory approval. Although we may consult the FDA for guidance in developing protocols for clinical trials, that consultation provides no assurance that the FDA will accept the clinical trials as adequate or well-controlled or accept the results of those trials. In addition, delays or rejections of applications for regulatory approval may result from changes in or additions to FDA regulations concerning the drug approval process. Similar delays may also be encountered in foreign countries.

There can be no assurance that any regulatory review will be conducted in a timely manner or that regulatory approvals will be obtained for any products developed by us. Even if regulatory approval of a product is obtained, the approval may be limited as to the indicated uses for which it may be promoted or marketed. In addition, a marketed drug, its bulk chemical supplier, its manufacturer and its manufacturing facilities are subject to continual regulatory review and periodic inspections, and later discovery of previously unknown problems with a product, supplier, manufacturer or facility may result in restrictions on such products or manufacturers, which may require a withdrawal of the product from the market. Failure to comply with the applicable regulatory requirements can, among other things, result in fines, suspensions of regulatory approvals, product recalls, operating restrictions and criminal prosecution, any of which could have a material adverse effect on us.

         Our business is also subject to regulation under state, federal and local laws, rules, regulations and policies relating to the protection of the environment and health and safety, including those governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials. We believe that we are in compliance in all material respects with all such laws, rules, regulations and policies applicable to us. There can be no assurance that we will not be required to incur significant costs to comply with such environmental and health and safety laws and regulations in the future. Our research and development involves the controlled use of hazardous materials. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by applicable state, federal and local regulations, the risk of contamination or injury from these materials cannot be completely eliminated. In the event of such contamination or injury, we could be held liable for any damages that result and any such liability could exceed our resources and materially adversely affect our business, financial condition and results of operations.

WE DEPEND ON THE COLLABORATION WITH OTHERS IN THE DEVELOPMENT OF OUR PRODUCTS.

         We rely on various third parties for certain aspects of the development of our presently planned or future products. There can be no assurance that we will be able to enter into future collaborative arrangements on favorable terms, or at all. Even if we are successful in entering into such collaborative agreements, there can be no assurance that any such arrangement will be successful. The success of any such arrangement is dependent on, among other things, the skills, experience and efforts of the third party's employees responsible for the project, the third party's commitment to the arrangement, and the financial condition of the third party, all of which are beyond our control.

WE HAVE LIMITED MANUFACTURING EXPERIENCE.

         We currently manufacture the NIASPAN product in one manufacturing plant that has been inspected and approved by the FDA, and we manufacture clinical materials for our products under development in another manufacturing plant. We believe both plants operate in substantial compliance with current Good Manufacturing Practices ("cGMP") regulations for the manufacture of pharmaceutical products. We may need to further scale-up certain of our current manufacturing processes to achieve production levels consistent with the commercial sale of our products. Further, modifications to the facilities, systems and procedures may be necessary to maintain capacity at a level sufficient to meet market demand or to maintain compliance with cGMP regulations and other regulations prescribed by various regulatory agencies including the Occupational Safety and Health Administration and the Environmental Protection Agency. Our failure to successfully further scale-up, expand in connection with manufacture for commercial sale, or modify our manufacturing process or to comply with cGMP regulations and other regulations could delay the approval of our products under development or limit our ability to meet the demand for our products, either of which would have a material adverse effect on us. Such occurrences may require use to acquire alternative means of manufacturing our products, which may not be available to us on a timely basis, on commercially practicable terms, or at all.

WE DEPEND ON MATERIALS FOR OUR PRODUCTS THAT ARE SUPPLIED BY A SINGLE SOURCE.

         Some materials used in our products, including niacin, the active ingredient in NIASPAN, are currently sourced from a single qualified supplier. We do not have a contractual arrangement with our sole supplier of niacin. Although we have not experienced difficulty to date in acquiring niacin, or other materials for product development, no assurance can be given that supply interruptions will not occur in the future or that we will not have to obtain substitute materials, which would require additional product validations and regulatory submissions. Any such interruption of supply could have a material adverse effect on our ability to manufacture our products or to obtain or maintain regulatory approval of such products.

WE MAY BE SUBJECT TO PRODUCT LIABILITY CLAIMS FROM THE USE OF OUR PRODUCTS.

         Manufacturing, marketing, selling, and testing NIASPAN and our products under development entails a risk of product liability. We could be subject to product liability claims in the event our products or products under development fail to perform as intended. Even unsuccessful claims could result in the expenditure of funds in litigation and the diversion of management time and resources and could damage our reputation and impair the marketability of our products. While we maintain liability insurance, there can be no assurance that a successful claim could not be made against us, that the amount of indemnification payments or insurance would be adequate to cover the costs of defending against or paying such a claim, or that damages payable by us would not have a material adverse effect on our business, financial condition, and results of operations and on the price of the our Common Stock.

THE REGISTRATION RIGHTS HELD BY CERTAIN SHAREHOLDERS MAY HAVE AN ADVERSE EFFECT ON OUR COMMON STOCK.

         We have granted certain registration rights to our controlling shareholder and to Kos Investments, Inc. and Holdings, which entitle such entities to cause us to effect an unlimited number of registrations under the Securities Act of sales of shares of our Common Stock owned by such entities. These registration rights generally would also permit the holders of such rights to include shares in any registration statement otherwise filed by us. By exercising these registration rights, these entities could cause a large number of shares to be registered and become freely tradeable without restrictions under the Securities Act (except for those purchased in the offering by our affiliates) immediately upon the effectiveness of such registration. Such sales may have an adverse effect on the market price of the Common Stock and could impair our ability to raise additional capital.

THE PRICE OF OUR COMMON STOCK MAY BE SUBJECT TO VOLATILE CHANGES.

         The stock market, including the Nasdaq National Market, on which our shares are listed, has from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. In addition, the market price of our Common Stock, like the stock prices of many publicly traded pharmaceutical and biotechnology companies, has been and may continue to be highly volatile. The sale by our controlling shareholder or members of our management of shares of Common Stock, announcements of technological innovations or new commercial products by us or our competitors, developments or disputes concerning patent or proprietary rights, publicity regarding actual or potential medical results relating to the NIASPAN product or to products under development by us or our competitors, regulatory developments in either the United States or foreign countries, public concern as to the safety of pharmaceutical and biotechnology products and economic and other external factors, as well as the trend of prescriptions for the NIASPAN product and the period-to-period fluctuations in sales or other financial results, among other factors, may have a significant impact on the market price of the Common Stock.

FLORIDA LAW AND OUR ARTICLES OF INCORPORATION AND BYLAWS MAY MAKE A TAKEOVER OF OUR COMPANY MORE DIFFICULT.

         Certain provisions of the our Articles of Incorporation and Bylaws, as well as the Florida Business Corporation Act, could discourage a third party from attempting to acquire, or make it more difficult for a third party to acquire, control of us without approval of our Board of Directors. Such provisions could also limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. Certain of such provisions allow the Board of Directors to authorize the issuance of preferred stock with rights superior to those of the Common Stock. Moreover, certain provisions of the our Articles of Incorporation or Bylaws generally permit removal of directors only for cause by a 60% vote of the shareholders, require a 60% vote of the shareholders to amend our Articles of Incorporation or Bylaws, require a demand of at least 50% of our shareholders to call a special meeting of shareholders, and prohibit shareholder actions by written consent.

PENDING OR THREATENED LITIGATION MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

         On August 5, 1998, a purported class action lawsuit was filed in the United States District Court for the Northern District of Illinois, Eastern Division, against us, the members of our Board of Directors, certain officers of Kos, and the underwriters of our October 1997 offering of shares of Common Stock. In its complaint, the plaintiff asserts, on behalf of itself and a putative class of purchasers of our Common Stock during the period from July 29, 1997, through November 13, 1997, claims under: (i) sections 11, 12(a)(2) and 15 of the Securities Act of 1933; (ii) sections 10(b) and 20(a) of the Securities Exchange Act of 1934, and Rule 10b-5 promulgated thereunder; and (iii) for common law fraud, negligent misrepresentation and breach of fiduciary duty. The claims in the lawsuit relate principally to certain statements made by us, or certain of our representatives, concerning the efficacy, safety, sales volume and commercial viability of our NIASPAN product. The complaint sought unspecified damages and costs, including attorneys' fees and costs and expenses. Upon our motion, the case was transferred to the United States District Court for the Southern District of Florida. We filed a motion to dismiss the complaint along with the individual Kos defendants on January 7, 1999. On May 24, 1999, the United States District Court for the Southern District of Florida dismissed the lawsuit with prejudice. The plaintiffs filed an appeal on June 7, 1999, with the United States Circuit Court of Appeals for the 11th Circuit. The outcome of the litigation cannot yet be determined. Accordingly, no provision for any liability that may result from these matters has been recognized in our financial statements. There can be no assurance, however, that the outcome of this litigation will not have a material adverse effect on our business, results of operations, and financial condition.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the shares by the selling shareholders.

                              SELLING SHAREHOLDERS

         The following table sets forth the number of shares of common stock owned by each of the selling shareholders.

                                                                                           PERCENTAGE OF
                                      NUMBER OF SHARES                     SHARES OF       COMMON
                                      HELD                NUMBER OF        COMMON          STOCK OWNED
                                      PRIOR TO THE        SHARES           STOCK           AFTER THE
NAME AND POSITION                     OFFERING            OFFERED          RETAINED        OFFERING
-----------------                     --------            -------          --------        --------
Richard Bird Restated Revocable       31,579              31,579               0               0%
Trust dated 10/2/96
J. Randolph Coupland IV               1,930               1,930                0               0%
Perry A. Genova                       1,930               1,930                0               0%
Warren R. Jewett Restated Revocable   38,596              38,596               0               0%
Trust dated 9/27/94
Charles E. Yeganian                   965                 965                  0               0%

         This Registration Statement will also cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, merger, consolidation, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of common stock.

                              PLAN OF DISTRIBUTION

         We are registering this offering of shares on behalf of the selling shareholders, and we will pay all costs, expenses and fees related to such registration, including all registration and filing fees, printing expenses, fees and disbursements of our counsel, blue sky fees and expenses and the expenses of any special audits or "cold comfort" letters. The selling shareholders will pay all selling expenses, including all underwriting discounts and selling commissions, if any, all fees and disbursements of their counsel and all "road show" and other marketing expenses.

         The selling shareholders may sell their shares from time to time in one or more transactions on the Nasdaq National Market or in private, negotiated transactions. The selling shareholders will determine the prices at which they sell their shares. Such transactions may or may not involve brokers or dealers.

         If the selling shareholders use a broker-dealer to complete their sale of the shares, such broker-dealer may receive compensation in the form of discounts, concessions or commissions from such selling shareholder or from you, as purchaser (which compensation might exceed customary commission).

         The selling shareholders may indemnify any agent, dealer or broker-dealer that participates in sales of the shares against similar liabilities.

                                  LEGAL MATTERS

         The validity of the common stock offered hereby will be passed on for us by Holland & Knight LLP, 701 Brickell Avenue, Suite 3000, Miami, Florida 33131.

                                     EXPERTS

         The consolidated financial statements and the related financial statement schedule of Kos Pharmaceuticals, Inc. and Subsidiaries incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 1999 have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto, which is incorporated herein by reference and have been so incorporated by reference in reliance upon the authority of such firm as experts in accounting and auditing in giving said report.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         Expenses to be paid by the Company in connection with the issuance of the securities being registered hereby are estimated as follows:

         SEC registration fee................................ $    300.00
         Accounting fees and expenses ....................... $  5,000.00
         Legal fees and expenses ............................ $ 10,000.00
         Miscellaneous....................................... $    700.00
                  Total...................................... $ 16,000.00

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company has authority to indemnify its directors and officers to the extent provided in the Florida Business Corporation Act (the "FBCA").
Section 607.0850 of the FBCA permits a Florida corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances.

         The Bylaws provide that the Company shall indemnify its officers and directors to the fullest extent provided by law.

ITEM 16.  EXHIBITS

         The following exhibits are filed herewith:

         EXHIBIT
         NUMBER                   EXHIBIT DESCRIPTION

         3.1(1)   Amended and Restated Articles of Incorporation of the Company

         3.2(1)   Amended and Restated Bylaws of the Company

         4 See Exhibits 3.1 and 3.2 for provisions of the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of the Company defining the rights of holders of Common Stock of the Company

         5        Form of Opinion of Holland & Knight LLP

         23.1     Consent of Holland & Knight LLP (included in opinion filed as
                  Exhibit 5)

         23.2     Consent of Arthur Andersen LLP.

         24       Powers of Attorney (included on signature page hereto).

-------------------
(1) Filed with the Company's Registration Statement on Form S-1 (File No. 333-17991), as amended, filed with the Securities and Exchange Commission on December 17, 1996, and incorporated herein by reference.

ITEM 17.  UNDERTAKINGS

         (a)  The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf of the undersigned, thereunto duly authorized on the 22 day of May, 2000.

                                     KOS PHARMACEUTICALS, INC.

                                     By: /s/ Daniel M. Bell
                                         -------------------------------------
                                         Daniel M. Bell
                                         President and Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel M. Bell and Juan F. Rodriguez and each of them, his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Report on Form 10-K, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact or his substitute or substitutes, any lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

            SIGNATURE                                TITLE                                  DATE
            ---------                                -----                                  ----

/s/ Michael Jaharis                          Chairman of the Board                       May 22, 2000
------------------------------------         of Directors
Michael Jaharis

/s/ Daniel M. Bell                           President, Chief Executive                  May 22, 2000
------------------------------------         Officer, and Director
Daniel M. Bell                               (Principal Executive Officer)


/s/ Robert E. Baldini                        Vice Chairman of the Board and              May 22, 2000
------------------------------------         Chief Sales and Marketing Officer
Robert E. Baldini

/s/ Juan F. Rodriguez                        Vice President, Controller                  May 22, 2000
------------------------------------         (Principal Financial Officer and
Juan F. Rodriguez                            Accounting Officer)

/s/ John Brademas                            Director                                    May 22, 2000
------------------------------------
John Brademas

/s/ Steven Jaharis                           Director                                    May 22, 2000
------------------------------------
Steven Jaharis

/s/ Louis c. Lasagna                         Director                                    May 22, 2000
------------------------------------
Louis C. Lasagna

/s/ Mark Novitch                             Director                                    May 22, 2000
------------------------------------
Mark Novitch

/s/ Frederick B. Whittemore                  Director                                    May 22, 2000
------------------------------------
Frederick B. Whittemore

                                  EXHIBIT INDEX

EXHIBIT
NUMBER                          DESCRIPTION
------                          -----------
  5               Form of Opinion of Holland & Knight LLP

23.1 Consent of Holland & Knight LLP (included in opinion filed as Exhibit 5)

23.2              Consent of Arthur Andersen LLP.